Exhibit 3.1

Filed in the Office of	Business Number E0609422012-3
Secretary of State State Of Nevada	Filing Number 20233724919
	Filed On 12/28/2023 8:00:00 AM
	Number of Pages 8

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

[X] Certificate of Designation
[ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
[ ] Certificate of Amendment to Designation - After Issuance of Class or Series
[ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Verb Technology Company, Inc. Entity or Nevada Business Identification Number (NVID): NV20121709787
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Verb Technology Company, Inc. hereby creates Series C Preferred Stock as set forth in the attached Certificate of Designation. See attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 12.27.23

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES C PREFERRED STOCK

of

Verb Technology Company, Inc.

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Rory J. Cutaia, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Verb Technology Company, Inc. a Nevada corporation (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on December 27, 2023 authorizing and approving the Certificate of Designation of Preferences and Rights of Series C Preferred Stock of the Corporation set forth below.

3.	No shares of Series C Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Verb Technology Company, Inc.

By:	/s/ Rory J. Cutaia
Name:	Rory J. Cutaia
Title:	Chief Executive Officer
Dated:	December 27, 2023

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES C PREFERRED STOCK

of

Verb Technology Company, Inc.

a Nevada corporation

The undersigned Chief Executive Officer of Verb Technology Company, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as the Series C Preferred Stock as follows:

FIRST: The Articles, as amended, authorize the issuance by the Corporation of 400,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”) and 15,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: By unanimous written consent of the Board dated December 27, 2023, the Board designated five thousand (5,000) shares of the Preferred Stock as Series C Preferred Stock, par value $0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series C Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES C PREFERRED STOCK

Section 1. Powers and Rights of Series C Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series C Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series C Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series C Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series C Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series C Stock, with respect to their rights as related to the Series C Stock, shall be referred to as a “Series C Holder.”

Section 2. Number and Stated Value. The number of authorized shares of the Series C Stock is five thousand (5,000) shares. Each share of Series C Stock shall have a stated value of $1,300.00 (the “Stated Value”).

Section 3. Ranking. Except to the extent that the holders of at least a majority of the outstanding Series C Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series C Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Series C Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series C Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date. In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the Series C Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith, subject to the other terms and conditions herein.

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Section 4. Preferred Return.

(a)	Each share of Series C Stock shall accrue a rate of return on the Stated Value at the rate of 10% per year, compounded annually to the extent not paid as set forth herein, and to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series C Stock from the date of its issuance, and shall be payable or otherwise settled as set forth herein.

(b)	The Preferred Return shall be payable on a quarterly basis, within five Business Days (as defined below) of the end of each calendar quarter, either in cash or via the issuance to the applicable Series C Holder of an additional number of shares of Series C Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series C Stock to be determined in the discretion of the Corporation.

(c)	In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series C Stock, no fractional shares of Series C Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series C Stock.

Section 5. Series C Dividend.

(a)	Commencing on the 1 year anniversary of the issuance date of each share of Series C Stock, each such share of Series C Stock shall accrue an automatic quarterly dividend, based on three quarters of 91 days each and the last quarter of 92 days (or 93 days for leap years), which shall be calculated on the Stated Value of such share of Series C Stock, and which shall be payable in additional shares of Series C Stock, based on the Stated Value, or in cash as set forth herein (each, as applicable, the “Quarterly Dividend”). For period from the 1 year anniversary of the issuance date of a share of Series C Stock to the 2 year anniversary of the issuance date of a share of Series C Stock, the Quarterly Dividend shall be 2.5% per quarter, and for all periods following the 2 year anniversary of the issuance date of a share of Series C Stock, the Quarterly Dividend shall be 5% per quarter.

(b)	The Quarterly Dividend shall be aggregated for each Series C Holder, and shall be paid to each Series C Holder, within five Business Day following the end of each applicable Quarter, via the issuance to such Series C Holder of the whole number of shares of Series C Stock payable with respect to such Quarterly Dividend, and payment in cash for any fractional shares of Series C Stock that would be issuable with respect to such applicable Quarterly Dividend.

(c)	By way of example and not limitation, in the event that a Series C Holder acquired 500 shares of Series C Stock and continued to hold all such shares of Series C Stock at the applicable time, the first Quarterly Dividend would be due and payable to such Series C Holder by the fifth Business Day following the 1 year and 91 day anniversary of the date of issuance of such shares of Series C Stock to such Series C Holder, and would be an amount equal to $16,250 (500 x $1,300 x 2.5%), and would be paid via the issuance to such Series C Holder of 12 shares of Series C Stock (having a total value, based on the Stated Value, of $15,600) and the payment of $650 in cash.

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Section 6. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)	Preferential Payments to Holders of Series C Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), each share of Series C Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of common stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) equal to by reason of their ownership thereof, an amount per share of Series C Stock equal to the Stated Value at such time plus any accrued but unpaid Preferred Return plus any accrued and unpaid Quarterly Dividend (as applicable, the “Series C Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Series C Preferred Liquidation Amount, the Series C Holders with respect to their shares of Series C Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series C Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its shareholders, the Series C Stock shall not participate in such distributions.

(b)	Deemed Liquidation Events.

(i)	Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(1)	a merger or consolidation in which the Corporation is a constituent party and in which the shareholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(2)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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(c)	Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 6(b)(i)(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement’) provides that the consideration payable to the Series C Stock shall be allocated in accordance with Section 6(a).

(d)	Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series C Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such Series C Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e)	Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 6(b)(i)(1), if any portion of the consideration payable to the Series C Holders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the merger agreement or other agreement related to such event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the ‘‘Initial Consideration”) shall be allocated among the Series C Holders in accordance with Section 6(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Series C Holders upon satisfaction of such contingencies shall be allocated among the Series C Holders in accordance with Section 6(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 7. No Conversions. The Series C Stock shall not be convertible into shares of Common Stock or into any other class or series of stock of the Corporation.

Section 8. Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all, but not less than all, of the Series C Stock then issued and outstanding from all of the Series C Holders (a “Corporation Optional Redemption”) by paying to the applicable Series C Holders an amount in cash equal to the Series C Preferred Liquidation Amount then applicable to such shares of Series C Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

(b)	The Corporation shall provide notice of any Corporation Optional Redemption to the Series C Holder(s) within 5 Business Days of the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within five days of the delivery of such notice, and at such time the Corporation shall deliver to the Series C Holder(s) the Redemption Price in valid funds. Each Series C Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.

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Section 9. Dividends and Distributions. The Series C Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 10. Vote; Amendment.

(a)	Other than as set forth in Section 10(b), the Series C Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b)	The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series C Holders holding a majority of the Series C Stock then issued and outstanding, in which vote each share of Series C Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series C Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 11. Miscellaneous.

(a)	Legend. Any certificates representing the Series C Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Lost or Mutilated Series C Stock Certificate. If any certificate for the Series C Stock held by the Series C Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series C Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If the Corporation or any Series C Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or the Series C Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series C Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

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IN WITNESS WHEREOF, Verb Technology Company, Inc., a Nevada corporation, has caused these Articles of Amendment to be signed by a duly authorized officer on this 27th day of December, 2023.

Verb Technology Company, Inc.

/s/ Rory J. Cutaia
Name:	Rory J. Cutaia
Title:	Chief Executive Officer

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